FY21 Form of RSU Award Agreement
2019 Equity Incentive Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT
PURSUANT TO THE
AVAYA HOLDINGS CORP. 2019 EQUITY INCENTIVE PLAN
*    *    *
Participant:        [Participant Name]
“Grant Date”:        [Grant Date]
Grant Number:     [Client Grant ID]
Number of Restricted Stock Units (“RSUs”) Granted:    [RSUs Granted]
*    *    *
This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Avaya Holdings Corp., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Avaya Holdings Corp. 2019 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee;
WHEREAS, the Committee has determined that it would be in the best interests of the Company to grant the Participant an Other Stock-Based Award in the form of the RSUs provided herein, each of which represents the right to receive one share of Common Stock upon vesting of such RSU, subject to the terms and conditions contained herein and in the Plan.
NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms, conditions and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms, conditions and provisions are made a part of and incorporated into this Agreement as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content and agrees to be bound thereby and hereby. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.Grant of RSUs. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above, subject to adjustment as provided for in the Plan, on the terms and conditions set forth in this Agreement, including, without limitation, in Appendix I and II attached hereto, and otherwise provided for in the Plan. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement. The RSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company. The Participant’s interest in the book-entry account shall be that of a general, unsecured creditor of the Company.
3.Vesting.
(a)General. Except as set forth in Section 3(b), Section 3(c), [or Section 3(d)], as applicable, the RSUs subject to this Award shall vest as follows, provided that the Participant has not incurred a Termination of Employment prior to each such vesting date, and provided, further, that there shall be no proportionate or partial vesting in the periods prior to each such vesting date.

Vesting Dates	Percentage of RSUs
On the first anniversary of the Grant Date	33.34%
On the second and third anniversary of the Grant Date	33.33%
Notwithstanding the foregoing, if the number of RSUs is not evenly divisible, then no fractional RSUs shall vest and the smaller installments shall vest first, and upon vesting of the last installment in accordance with the terms and conditions hereof, 100% of the RSUs subject to this Award shall be fully vested.
(b)Accelerated Vesting Upon a Qualifying Termination (Change in Control). In the event the Participant incurs a Termination of Employment prior to the last vesting date provided for in Section 3(a) as a result of the Participant’s Termination of Employment by the Company or the Company Entity that is the Participant’s actual employing entity without Cause [(other than a Board Qualified Retirement)], by the Participant for Good Reason, or due to the Participant’s death or Disability (any such Termination of Employment, a “Qualifying Termination”), and such Qualifying Termination occurs (i) only to the extent the Participant is also a participant in the Avaya Inc. Change in Control Severance Plan, during a Potential Change in Control Period, as such term is defined in the Avaya Inc. Change in Control Severance Plan or (ii) within the twenty-four (24) month period immediately following a Change in Control, subject to the Participant’s (or the Participant’s estate’s, if applicable) execution, delivery and non-revocation of a customary release of claims in favor of the Company and its subsidiaries and affiliates within sixty (60) days of such Termination of Employment and, except in the event of a Termination of Employment due to death, continued compliance with Appendix I to this Agreement, all outstanding and unvested RSUs shall fully vest effective as of the date of such Termination of Employment.

(c)[Retirement. Notwithstanding Section 3(d), in connection with a “Board Qualified Retirement”, any RSUs that are unvested as of the date of the Participant’s Termination of Employment as a result of such Board Qualified Retirement shall be treated as follows:
(i)If the date of such Termination of Employment occurs during a fiscal year following the fiscal year in which the Grant Date occurs, then any such unvested RSUs shall remain outstanding and shall continue to be settled in accordance with the other terms of this Agreement and the Plan.
(ii)If the date of such Termination of Employment occurs during the fiscal year in which the Grant Date occurs, then such unvested RSUs shall be pro-rated as described below, and such pro-rated unvested RSUs shall remain outstanding and shall continue to be settled in accordance with the other terms of this Agreement and the Plan.

(iii)The “pro-rated” portion eligible for continued settlement under Section 3(c)(ii) shall be equal to the total number of unvested RSUs multiplied by a fraction, the numerator of which is the number of days that the Participant was employed by the Company during the fiscal year in which the Termination of Employment occurs, and the denominator of which is 365. For the avoidance of doubt, any portion of the Participant’s unvested RSUs that do not become eligible for continued settlement as a result of this Section 3(c) shall be immediately forfeited upon the Participant’s Termination of Employment.

(iv)Any continued vesting/settlement provided for under this Section 3 shall be subject to the Participant’s execution, delivery and non-revocation of a customary release of claims in favor of the Company and its subsidiaries and affiliates within sixty (60) days following the Termination of Employment and subject to continued compliance with Appendix I to this Agreement.

(v)“Board Qualified Retirement” means a Participant’s voluntary retirement from all employment positions with the Company that is determined by the Board to constitute a qualified retirement for purposes of receiving the benefits set forth in this Section 3.]1

(d)Forfeiture. Except as otherwise expressly provided for in Section 3(b), [Section 3(c)] or as otherwise determined by the Committee or its designee, all outstanding and unvested RSUs shall be immediately forfeited upon the Participant’s Termination of Employment for any reason. For the avoidance of doubt, in the event that the Participant fails to execute, deliver and not revoke the release of claims provided for in Section 3(b) [or 3(c)], any RSUs that remain outstanding and unvested as of the sixtieth (60th) day following the date on which the Qualifying Termination [or termination pursuant to Section 3(c)] occurs shall be forfeited and cancelled as of such sixtieth (60th) day without consideration therefor.
1 Include if applicable.

Additionally, in the event of the Participant’s Termination of Employment by the Company or the Company Entity that is the Participant’s actual employing entity for Cause, all of the Participant’s outstanding RSUs, whether or not vested, shall be forfeited and cancelled without consideration therefor effective as of the date of such Termination of Employment.
4.[Delivery of Shares that Vest Pursuant to Section 3(a) or 3(b). [Except as otherwise expressly provided for in Section 23,] promptly following the vesting of the RSUs that vest pursuant to Section 3(a) (but in no event more than sixty (60) days thereafter) or, in the event of a Qualifying Termination pursuant to Section 3(b) above, on the sixtieth (60th) day following the date on which the Participant’s Termination of Employment occurs, provided the conditions set forth in Section 3(b) above have been met, the Participant shall receive the number of shares of Common Stock (or any consideration paid in respect of such Common Stock in connection with a Change in Control) that correspond to the number of RSUs that have become vested on the applicable vesting date, less any shares of Common Stock withheld by the Company pursuant to Section 13.6 of the Plan, and such vested RSUs shall be cancelled upon receipt of the shares of Common Stock (or any consideration paid in respect of such Common Stock in connection with a Change in Control).
5.Delivery of Shares Pursuant to Section 3(c). Promptly following the originally-scheduled vesting dates set forth in Section 3(a) (but in no event more than sixty (60) days thereafter), the Participant shall receive the number of shares of Common Stock that correspond to the number of RSUs applicable to such date, less any shares of Common Stock withheld by the Company pursuant to Section 13.6 of the Plan, and such RSUs shall be cancelled upon receipt of the shares of Common Stock.]2
6.Non-Transferability. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein.
7.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement, including but not limited to Appendix I and II hereto, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof. Any suit, action or proceeding with respect to this Agreement shall be governed by Section 13.11 of the Plan.
8.Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates, if any, representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates, if any, representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 8.
2 Conform if retirement provision is not included.

9.Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:
(a)The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 9.
(b)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Common Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register such shares of Common Stock (or to file a “re-offer prospectus”).
(c)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 shall not be available unless (A) a public trading market then exists for the Common Stock, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Common Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
10.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter; provided however, that the restrictive covenants contained in Appendix I hereto are in addition to and not in lieu of any other restrictive covenants by which the Participant may be bound. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
11.Notices; Electronic Delivery and Acceptance. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company. The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By accepting this RSU Award, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.No Right to Employment or Service. Any questions as to whether and when there has been a Termination of Employment and the cause of such Termination of Employment shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause, and shall not guarantee any right to future employment.
13.Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan), to the extent permitted by applicable law. This authorization and consent is freely given by the Participant.
14.Compliance with Laws. The grant of RSUs and the issuance of shares of Common Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any shares of Common Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.
15.Binding Agreement. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.
16.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
17.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
18.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
19.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

20.Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary compensation and shall not be considered as part of such compensation in the event of severance, redundancy or resignation.
21.Acceptance of Agreement. Notwithstanding anything herein to the contrary, in order for this Award to become effective, the Participant must acknowledge acceptance of this Agreement no later than the sixtieth (60th) day following the Grant Date (the “Final Acceptance Date”). If the Participant’s acceptance of this Agreement does not occur by the Final Acceptance Date, then the entire Award will be forfeited and cancelled without any consideration therefor, except as otherwise determined in the Committee’s sole and absolute discretion.
22.No Waiver. No waiver or non-action by either party hereto with respect to any breach by the other party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.
23.No Rights as a Stockholder. The Participant’s interest in the RSUs shall not entitle the Participant to any rights as a stockholder of the Company. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the shares of Common Stock unless and until such shares have been issued to the Participant in accordance with this Agreement and the Plan.
24.[Withholding. Notwithstanding the withholding provision in the Plan or anything else in this Agreement:
(a)If in the tax jurisdiction in which the Participant resides, a tax withholding obligation arises upon vesting of the RSUs (regardless of when the Common Stock underlying the RSUs are delivered to the Participant), on each date that all or a portion of the RSUs actually vests, if (1) the Company does not have in place an effective registration statement under the Securities Act and there is not a Securities Act exemption available under which the Participant may sell Common Stock or (2) the Participant is subject to a Company-imposed trading blackout, then unless the Participant has made other arrangements satisfactory to the Company, the Company will withhold from the shares of Common Stock to be delivered to the Participant such number of shares of Common Stock as are sufficient in value (as determined by the Company in its sole discretion) to cover the amount of the tax withholding obligation.
(b)If in the tax jurisdiction in which the Participant resides, a tax withholding obligation arises upon delivery of the Common Stock underlying the RSUs (regardless of when vesting occurs), then following each date that all or a portion of the RSUs actually vests, the Company will defer the delivery of the Common Stock otherwise deliverable to the Participant until the earliest of: (1) the date of the Participant’s Termination of Employment, (2) the date that the short-term deferral period under Section 409A of the Code expires with respect to such vested RSUs, or (3) the date on which the Company has in place an effective registration statement under the Securities Act or there is a Securities Act exemption available under which the Participant may sell Common Stock and on which the Participant is not subject to a Company-imposed trading blackout (the earliest of such dates, the “Delivery Date”). If on the Delivery Date (x) the Company does not have in place an effective registration statement under the Securities Act and there is not a Securities Act exemption available under which the Participant may sell shares of Common Stock or (y) the Participant is subject to a Company-imposed trading blackout, then unless the Participant has made other arrangements satisfactory to the Company, the Company will withhold from the shares of Common Stock to be delivered to the Participant such number of shares of Common Stock as are sufficient in value (as determined by the Company in its sole discretion) to cover the amount of the tax withholding obligation.]3
25.Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the RSUs are intended to be exempt from, or comply with, the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. The RSUs shall be subject to the terms of Section 13.8 of the Plan. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan or this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service and shall instead be paid upon expiration of such delay period (or, if earlier, upon the date of death of the specified employee). Furthermore, notwithstanding any contrary provision of the Plan or this Agreement, any payment of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) under this Agreement shall be treated as a right to receive a series of separate and distinct payments. With respect to any RSUs under this Agreement that are characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such RSUs unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
26.Non-U.S. Provisions. The Award and the shares of Common Stock subject to the Award and payable pursuant to Section 4 of this Agreement shall be subject to any special terms and conditions for the Participant's country set forth in Appendix II attached hereto (the "Country Addendum"). Moreover, if the Participant relocates to one of the countries included in the Country Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Agreement.
[Remainder of Page Intentionally Left Blank]
3 Remove if Retirement provision included.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [●].
AVAYA HOLDINGS CORP.

By:
Name:
Title:

PARTICIPANT
[To be executed electronically.]

Appendix I

NON-DISCLOSURE, IP ASSIGNMENT, NON-COMPETITION AND
NON-SOLICITATION

By executing the Award Agreement, the Participant acknowledges the importance to Avaya Holdings Corp. and its Affiliates existing now or in the future (hereinafter referred to collectively as the “Company” or “Avaya”), of protecting its confidential information and other legitimate business interests, including, without limitation, the valuable trade secrets and good will that it develops or acquires. The Participant further acknowledges that the Company is engaged in a highly competitive business, that its success in the marketplace depends upon the preservation of its confidential information and industry reputation, and that obtaining agreements such as this one from its employees is reasonable and necessary. The Participant undertakes the obligations in this Appendix I in consideration of the Participant’s initial and/or ongoing relationship with the Company, this Award, the Participant’s being granted access to trade secrets and other confidential information of the Company, and for other good and valuable consideration, the receipt and sufficiency of which the Participant acknowledges. As used in this Appendix I, “relationship” refers to a Participant’s employment or association as an advisor, consultant or contractor, with the Company, as applicable.
1.Loyalty and Conflicts of Interest

1.1.Exclusive Duty. During the Participant’s relationship with the Company, the Participant will not engage in any other business activity that creates a conflict of interest except as permitted by the Company’s Code of Conduct, as in effect from time to time.

1.2.Compliance with Company Policy. The Participant will comply with all lawful policies, practices and procedures of the Company, as these may be implemented and/or changed by the Company from time to time. Without limiting the generality of the foregoing, the Participant acknowledges that the Company may from time to time have agreements with other Persons which impose obligations or restrictions on the Company regarding Intellectual Property, as defined below, created during the course of work under such agreements and/or regarding the confidential nature of such work. The Participant will comply with and be bound by all such obligations and restrictions which the Company conveys to the Participant and will take all actions necessary (to the extent within Participant’s power and authority) to discharge the obligations of the Company under such agreements.

2.Confidentiality

2.1.Nondisclosure and Nonuse of Confidential Information. All Confidential Information, as defined below, which the Participant creates or has access to as a result of the Participant’s relationship with the Company, is and shall remain the sole and exclusive property of the Company. The Participant will never, directly or indirectly, use or disclose any
Appendix I - 1

Confidential Information, except (a) as required for the proper performance of the Participant’s regular duties for the Company, (b) as expressly authorized in writing in advance by the Company’s General Counsel, (c) as required by applicable law or regulation, or (d) as may be reasonably determined by the Participant to be necessary in connection with the enforcement of Participant’s rights in connection with this Appendix I. This restriction shall continue to apply after the termination of the Participant’s relationship with the Company or any restriction time period set forth in this Appendix I, howsoever caused. The Participant shall furnish prompt notice to the Company’s General Counsel of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and shall provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure, to the greatest extent time and circumstances permit.

2.2.Permissible Disclosure. Nothing in the Award Agreement or this Appendix I shall prohibit or restrict the Company, the Participant or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to the Award Agreement, including without limitation, this Appendix I, or the Plan, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or the Plan prohibits or restricts Avaya or the Participant from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

2.3.Trade Secrets. Pursuant to 18 U.S.C. § 1833(b), the Participant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of Avaya that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Participant’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by Avaya for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, so long as the Participant files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement or the Plan is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

2.4.Use and Return of Documents. All documents, records, and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company, and any copies (including, without limitation, electronic), in whole or in part, thereof (the “Documents” and each individually, a “Document”), whether or not prepared by the Participant, shall be the sole and exclusive property of the Company. Except as required for the proper performance of the Participant’s regular duties for the Company or as expressly
Appendix I - 2

authorized in writing in advance by the Company, the Participant will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Participant will safeguard, and return to the Company immediately upon termination of the Participant’s relationship with the Company, and at such other times as may be specified by the Company, all Documents and other property of the Company, and all documents, records and files of its customers, subcontractors, vendors, and suppliers (“Third-Party Documents” and each individually a “Third-Party Document”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in the Participant’s possession or control. Provided, however, if a Document or Third-Party Document is on electronic media, the Participant may, in lieu of surrender of the Document or Third-Party Document, provide a copy on electronic media to the Company and delete and overwrite all other electronic media copies thereof. Upon request of any duly authorized officer of the Company, the Participant will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents and Third-Party Documents. Notwithstanding any provision of this Section 2.4 to the contrary, the Participant shall be permitted to retain copies of all Documents evidencing Participant’s hire, equity, compensation rate and benefits, this Appendix I, and any other agreements between the Participant and the Company that the Participant has signed or electronically accepted.

3.Non-Competition, Non-Solicitation, and Other Restricted Activity

3.1.Non-Competition. This paragraph is applicable to Participants who hold Senior Director and higher positions as of the date this Award is accepted. During the Participant’s relationship with the Company and for a period of twelve (12) months immediately following the termination of the Participant’s relationship with the Company for any reason, whether voluntary or involuntary, the Participant will not, directly or indirectly, whether paid or not, (a) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (b) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (c) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate him or herself with, any business whose business, product(s) or operations are in any respect competitive with or otherwise similar to the Company’s business. The foregoing covenant shall cover the Participant’s activities in every part of the Territory. “Territory” shall mean (a) all states of the United States of America from which the Company derived revenue or conducted business at any time during the two-year period prior to the date of the termination of the Participant’s relationship with the Company; and (b) all other countries from which the Company derived revenue or conducted business at any time during the two-year period prior to the date of the termination of the Participant’s relationship with the Company. The foregoing shall not prevent: (a) passive ownership by the Participant of no more than two percent (2%) of the equity securities of any publicly traded company; or (b) the Participant’s providing services to a division or subsidiary of a multi-division entity or holding company, so long as (i) no division or subsidiary to which the Participant provides services is in any way competitive with or similar to the business of the Company, and (ii) the Participant is not
Appendix I - 3

involved in, and does not otherwise engage in competition on behalf of, the multi-division entity or any competing division or subsidiary thereof.

3.2.Good Will. Any and all good will which the Participant develops during his or her relationship with the Company with any of the customers, prospective customers, subcontractors or suppliers of the Company shall be the sole, exclusive and permanent property of the Company, and shall continue to be such after termination of the Participant’s relationship with the Company, howsoever caused.

3.3.Non-Solicitation of Customers. During the Participant’s relationship with the Company and for a period of twelve (12) months immediately following the termination of the Participant’s relationship with the Company for any reason, whether voluntary or involuntary, the Participant will not, directly or indirectly, contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any customer of the Company for the purposes of conducting business that is competitive with or similar to that of the Company or for the purpose of disadvantaging the Company’s business in any way; provided that this restriction applies (i) only with respect to those customers who are or have been a customer of the Company at any time within the immediately preceding one-year period or whose business has been solicited on behalf of the Company by any of its officers, employees or agents within said one-year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if the Participant has performed work for such customer during his or her relationship with the Company, has been introduced to, or otherwise had contact with, such customer as a result of his or her relationship with the Company, or has had access to Confidential Information which would assist in the solicitation of such customer. The foregoing restrictions shall not apply to general solicitation or advertising, including through media and trade publications.

3.4.Non-Solicitation/Non-Hiring of Employees and Independent Contractors. During his or her relationship with the Company and for a period of twelve (12) months immediately following the termination of the Participant’s relationship with the Company for any reason, whether voluntary or involuntary, the Participant will not, and will not assist anyone else to, (a) hire or solicit for hiring any employee of the Company or seek to persuade or induce any employee of the Company to discontinue employment with the Company, or (b) hire or engage any independent contractor providing services to the Company, or solicit, encourage or induce any independent contractor providing services to the Company to terminate or diminish in any substantial respect its relationship with the Company. For the purposes of this Appendix I, an “employee” or “independent contractor” of the Company is any person who is or was such at any time within the preceding six-month period. The foregoing restrictions shall not apply to general solicitation or advertising, including through media, trade publications and general job postings.

3.5.Non-Solicitation of Others. The Participant agrees that for a period of twelve (12) months immediately following the termination of the Participant’s relationship with the Company, for any reason, whether voluntary or involuntary, the Participant will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or
Appendix I - 4

indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the two year period preceding the termination of his or her relationship with the Company, to terminate or adversely modify any business relationship with the Company, or not to proceed with, or enter into, any business relationship with the Company, nor shall the Participant otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor.

3.6.Notice of New Address and Employment. During the twelve (12)-month period immediately following the termination of Participant’s relationship with the Company, for any reason, whether voluntary or involuntary, the Participant will promptly provide the Company with pertinent information concerning each new job or other business activity in which the Participant engages or plans to engage during such twelve (12)-month period as the Company may reasonably request in order to determine the Participant’s continued compliance with his or her obligations under this Appendix I. The Participant shall notify any new employer(s) of the Participant’s obligations under this Appendix I, and hereby consents to notification by the Company to such employer(s) concerning his or her obligations under this Appendix I. The Company shall treat any such notice and information as confidential, and will not use or disclose the information contained therein except to enforce its rights hereunder. Any breach of this Section 3.6 shall constitute a material breach of this agreement.

3.7.Acknowledgement of Reasonableness; Remedies. In signing or electronically accepting the Award Agreement, the Participant gives the Company assurance that the Participant has carefully read and considered all the terms and conditions hereof. The Participant acknowledges without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information and other legitimate business interests of the Company, that each and every one of those restraints is reasonable in respect to subject matter, length of time, and geographic area; and that these restraints will not prevent the Participant from obtaining other suitable employment during the period in which Participant is bound by them. The Participant will never assert, or permit to be asserted on the Participant’s behalf, in any forum, any position contrary to the foregoing. Were the Participant to breach any of the provisions of this Appendix I, the harm to the Company would be irreparable. Therefore, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and the Participant agrees that injunctive relief is an appropriate remedy to address any such breach. Without limiting the generality of the foregoing, or other forms of relief available to the Company, in the event of the Participant’s breach of any of the provisions of this Appendix I, the Participant will forfeit any award or payment made pursuant to any applicable severance or other incentive plan or program, or if a payment has already been made, the Participant will be obligated to return the proceeds to the Company.

3.8.Unenforceability. In the event that any provision of this Appendix I shall be determined by any court of competent jurisdiction to be unenforceable by reason of
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its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The 12-month period of restriction set forth in Sections 3.1, 3.3, 3.4 and 3.5 hereof and the 12-month period of obligation set forth in Section 3.6 hereof shall be tolled, and shall not run, during any period of time in which the Participant is in violation of the terms thereof, in order that the Company shall have the agreed- upon temporal protection recited herein.

3.9.Limited Exception for Attorneys. Insofar as the restrictions set forth in this Section 3 prohibit the solicitation, inducement or attempt to hire a licensed attorney who is employed at the Company, they shall not apply if the Participant is a licensed attorney and the restrictions contained herein are illegal, unethical or unenforceable under the laws, rules and regulations of the jurisdiction in which the Participant is licensed as an attorney.

3.10.Attorneys’ Fees and Costs. Except as prohibited by law, the Participant shall indemnify the Company from any and all costs and fees, including attorneys’ fees, incurred by the Company in successfully enforcing the terms of this Award Agreement against the Participant, (including, but not limited to, a court partially or fully granting any application, motion, or petition by the Company for a temporary restraining order, preliminary injunction, or permanent injunction), as a result of the Participant’s breach or threatened breach of any provision contained herein. Upon successful enforcement, the Company shall be entitled to recover from the Participant its costs and fees incurred to date at any time during the course of a dispute (i.e., final resolution of such dispute is not a prerequisite) upon written demand to the Participant.

3.11.Enforcement. The Company agrees that it will not enforce Sections 3.1, 3.3, 3.5 or the portion of Section 3.4 that prohibits Participant from hiring Company employees and independent contractors to restrict Participant’s employment in any jurisdiction in which such enforcement is contrary to law or regulation to the extent that Participant is a resident of such jurisdiction at the time Participant’s relationship with the Company terminates and does not otherwise change residency during the restriction period.

4.Intellectual Property

4.1.In signing or electronically accepting the Award Agreement, the Participant hereby assigns and shall assign to the Company all of his or her rights, title and interest in and to all inventions, discoveries, improvements, ideas, mask works, computer or other apparatus programs and related documentation, and other works of authorship (hereinafter each designated “Intellectual Property”), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by the Participant during the period of his or her relationship with the Company, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either: (a) in the course of such relationship, (b) relating to the actual or anticipated business or research development of the Company, or (c) with the use
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of Company time, material, private or proprietary information, or facilities, except as provided in Section 4.5 below.

4.2.The Participant will, without charge to the Company, but at its expense, execute a specific assignment of title to the Company and do anything else reasonably necessary, including but not limited to providing or signing additional documentation that is reasonably necessary to the Company or its designee, to enable the Company to secure, maintain and/or perfect a patent, copyright or other form of protection for said Intellectual Property anywhere in the world. Participant agrees that this obligation shall continue after Participant’s relationship with the Company terminates. If the Company is unable because of Participant’s mental or physical incapacity or for any other reason to secure Participant’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Intellectual Property assigned to the Company as above, then Participant hereby irrevocably designates and appoints the Company or its designee and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and on Participant’s behalf and instead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Participant.

4.3.The Participant acknowledges that the copyrights in Intellectual Property created with the scope of his or her relationship with the Company belong to the Company by operation of law. Participant further acknowledges and agrees that the decision whether or not to commercialize or market any Intellectual Property developed by Participant solely or jointly with others is within the Company’s sole benefit and discretion and that no payment will be due to Participant as a result of the Company’s efforts to commercialize or market such Intellectual Property.

4.4.The Participant has previously provided to the Company a list (the “Prior Invention List”) describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Participant prior to his or her relationship with the Company, which belong to the Participant and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); and, if no Prior Invention List was previously provided, the Participant represents and warrants that there are no such Prior Inventions. Participant will not incorporate, or permit to be incorporated, any Prior Invention into an Avaya product, process, machine, solution or system without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of Participant’s relationship with the Company, Participant incorporates into an Avaya product, process, machine, solution or system a Prior Invention owned by Participant or in which Participant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, sell, offer for sale and import, such Prior Invention as part of or in connection with such product, process, machine, solution or system.

4.5.Exception to Assignments. THE PARTICIPANT UNDERSTANDS THAT THE PROVISIONS OF THIS AWARD AGREEMENT REQUIRING
Appendix I - 7

ASSIGNMENT OF INTELLECTUAL PROPERTY (AS DEFINED ABOVE) TO THE COMPANY DO NOT APPLY TO ANY INTELLECTUAL PROPERTY FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY, OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON PARTICIPANT’S OWN TIME, UNLESS (A) THE INVENTION RELATES (i) DIRECTLY TO THE BUSINESS OF THE COMPANY, OR (ii) TO THE COMPANY’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT; (B) THE INVENTION RESULTS FROM ANY WORK PERFORMED BY PARTICIPANT FOR THE COMPANY; OR (C) THE INTELLECTUAL PROPERTY OTHERWISE QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT A). THE PARTICIPANT WILL ADVISE THE COMPANY PROMPTLY IN WRITING OF ANY INVENTIONS THAT PARTICIPANT BELIEVES MEET THE CRITERIA FOR THIS SECTION 4.5 EXCEPTION TO ASSIGNMENTS AND WHICH WERE NOT OTHERWISE DISCLOSED ON THE PRIOR INVENTION LIST PREVIOUSLY DELIVERED TO THE COMPANY TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.

5.Definitions

Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 5 and as provided elsewhere in this Appendix I. For purposes of this Appendix I, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

“Confidential Information” means any and all information of the Company, whether or not in writing, that is not generally known by others with whom the Company competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against the Company, including but not limited to (a) all proprietary information of the Company, including but not limited to the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae of the Company, (b) the development, research, testing, marketing and financial activities and strategic plans of the Company, (c) the manner in which the Company operates, (d) its costs and sources of supply, (e) the identity and special needs of the customers, prospective customers and subcontractors of the Company, and (f) the people and organizations with whom the Company has business relationships and the substance of those relationships. Without limiting the generality of the foregoing, Confidential Information shall specifically include: (i) any and all product testing methodologies, product test results, research and development plans and initiatives, marketing research, plans and analyses, strategic business plans and budgets, and technology grids; (ii) any and all vendor, supplier and purchase records, including without limitation the identity of contacts at any
Appendix I - 8

vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (iii) any and all customer lists and customer and sales records, including without limitation the identity of contacts at purchasers, any list of purchasers, and any list of sales transactions and/or prices charged by the Company. Confidential Information also includes any information that the Company may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, Confidential Information does not include information that (A) is known or becomes known to the public in general (other than as a result of a breach of Section 2 hereof by the Participant), (B) is or has been independently developed or conceived by the Participant without use of the Company’s Confidential Information or (C) is or has been made known or disclosed to the Participant by a third party without a breach of any obligation of confidentiality such third party may have to the Company of which the Participant is aware.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

6.Compliance with Other Agreements and Obligations

The Participant represents and warrants that his or her employment or other relationship with the Company and execution and performance of the Award Agreement, including this Appendix I, will not breach or be in conflict with any other agreement to which the Participant is a party or is bound, and that the Participant is not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that would affect the performance of the Participant’s obligations hereunder or the Participant’s duties and responsibilities to the Company, except as disclosed in writing to the Company’s General Counsel no later than the time an executed copy of the Award Agreement, including this Appendix I, is returned by the Participant. The Participant will not disclose to or use on behalf of the Company, or induce the Company to use, any proprietary information of any previous employer or other third party without that party’s consent. Participant agrees that if in the course of his or her relationship with the Company, Participant is asked for information relating to Participant’s former employers’ business that would require Participant to reveal information that is not publicly available, Participant will refrain from using and providing such information.

7.Entire Agreement; Severability; Modification

With respect to the subject matter hereof, this Appendix I sets forth the entire agreement between the Participant and the Company, and, except as otherwise expressly set forth herein, supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, regarding the same. If the Participant previously executed an Award Agreement with an Appendix I or other schedule containing similar provisions, this Appendix I shall supersede such agreement. In the event of conflict between this Appendix I and any prior agreement between the Participant and the Company with respect to the subject
Appendix I - 9

matter hereof, this Appendix I shall govern. The provisions of this Appendix I are severable, and no breach of any provision of this Appendix I by the Company, or any other claimed breach of contract or violation of law, shall operate to excuse the Participant’s obligation to fulfill the requirements of Sections 2, 3 and 4 hereof. No deletion, addition, marking, notation or other change to the body of this Appendix I shall be of any force or effect, and this Appendix I shall be interpreted as if such change had not been made. This Appendix I may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Participant and the Company’s General Counsel. If any provision of this Appendix I should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions, and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law. Provisions of this Appendix I shall survive any termination if so provided in this Appendix I or if necessary or desirable to accomplish the purpose of other surviving provisions. It is agreed and understood that no changes to the nature or scope of the Participant’s relationship with the Company shall operate to extinguish the Participant’s obligations hereunder or require that a new agreement concerning the subject matter of this Appendix I be executed.

8.Assignment

Neither the Company nor the Participant may make any assignment of this Appendix I or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Appendix I without the Participant’s consent (a) in the event that the Participant is transferred to a position with one of the Company’s Affiliates or (b) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any company or entity or transfer to any company or entity all or substantially all of the business, properties or assets of the Company or any division or line of business of the Company with which the Participant is at any time associated. This Appendix I shall inure to the benefit of and be binding upon the Participant and the Company, and each of their respective successors, executors, administrators, heirs, representatives and permitted assigns.

9.Successors

The Participant consents to be bound by the provisions of this Appendix I for the benefit of the Company, and any successor or permitted assign to whose employ the Participant may be transferred, without the necessity that a new agreement concerning the subject matter or this Appendix I be re-signed at the time of such transfer.

10.Acknowledgement of Understanding

In signing or electronically accepting the Award Agreement, the Participant gives the Company assurance that the Participant has read and understood all of its terms; that the Participant has had a full and reasonable opportunity to consider its terms and to consult with any person of his or her choosing before signing or electronically accepting; that the Participant has not relied on any agreements or representations, express or implied, that are
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not set forth expressly in the Award Agreement, including this Appendix I; and that the Participant has signed the Award Agreement knowingly and voluntarily.

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EXHIBIT A
CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT
“(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

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Appendix II

Country Addendum

Special Terms and Conditions Applicable in Countries Outside the United States

Except as provided otherwise herein, any capitalized term not defined in this Country Addendum shall have the same meaning as is ascribed thereto in the Plan or the Agreement, as applicable. This Country Addendum includes additional (or, if indicated, different) terms and conditions that govern the Award granted to the Participant under the Plan if the Participant works and/or resides in one of the countries listed below. If the Participant is a citizen or resident of a country other than that in which he or she is currently working and/or residing (or is considered as such for local law purposes) or if the Participant transfers his or her service relationship and/or residence to another country after the Award is granted, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

ALL COUNTRIES OUTSIDE THE UNITED STATES

Responsibility for Taxes.

The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Plan, including, but not limited to, the grant, vesting or exercise (if applicable) of the Award, the delivery of shares of Common Stock, the subsequent sale of any shares of Common Stock acquired pursuant to the Award and the receipt of any dividends, dividend equivalents or other distributions with respect to the shares of Common Stock; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make arrangements acceptable to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their sole discretion, to satisfy any withholding obligation for Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company and/or the Employer; (ii) withholding from the proceeds of the sale of any shares of Common Stock acquired pursuant to
Appendix II - 1

the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); (iii) withholding from any shares of Common Stock to be delivered to the Participant pursuant to the Award; and/or (iv) any other method approved by the Company and, to the extent required by applicable law or the Plan, approved by the Committee.

Depending on the withholding method, the Company and/or the Employer may withhold for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates in the jurisdiction(s) applicable to the Participant. In the event of any over-withholding, the Participant may receive a refund of any over-withheld amount in cash (without interest and without entitlement to the equivalent amount in shares of Common Stock). If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares of Common Stock to which he or she is entitled pursuant to the Award, notwithstanding that a number of shares of Common Stock are withheld to satisfy the obligation for Tax-Related Items.

The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

Nature of Grant. In accepting the Award, the Participant acknowledges, understands and agrees that:

a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b)the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

d)the Award and the Participant’s participation in the Plan shall not create or amend a right to employment or be interpreted as forming an employment or service contract with the Company or any Subsidiary (including the Employer);

e)the Participant is voluntarily participating in the Plan;

f)the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
Appendix II - 2

g)if the Participant acquires shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value, even below the per share exercise price;

h)unless otherwise agreed with the Company, the Award is not granted as consideration for, or in connection with, any service the Participant may provide as a director of a Subsidiary;

i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Participant's Termination of Employment (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

j)unless otherwise provided in the Plan or by the Company in its discretion, the Award and any benefit that may be received pursuant to this Agreement do not create any entitlement to have the Award or any such benefit transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock underlying the Award; and

k)neither the Company nor any Subsidiary (including the Employer) shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the Award or the subsequent sale of any shares of Common Stock acquired pursuant to the Award.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

Language. The Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant to understand the terms and conditions of this Agreement or any other document related to the Award and/or the Plan. Furthermore, if the Participant has received this Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Imposition of Other Requirements. The Company reserves the right to impose other requirements on participation in the Plan or on the Award or shares of Common Stock acquired pursuant to the Award, to the extent the Company determines it is necessary or advisable for
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legal or administrative reasons, and to require the undersigned to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Choice of Venue. Participant agrees to the exclusive venue and jurisdiction of the State and Federal Courts located in the state of Delaware and waives any objection based on lack of jurisdiction or inconvenient forum. Any action relating to or arising out of this Plan must be commenced within one year after the cause of action accrued.
Insider Trading / Market Abuse Restrictions. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States (“U.S.”) and the Participant’s country of residence, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock or Awards, or rights linked to the value of shares of Common Stock during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as set forth in the “Avaya Holdings Corp. Insider Trading and Disclosure of Confidential Information Policy for Directors, Officers and Employees.” The Participant is responsible for ensuring compliance with any applicable restrictions.
Exchange Control, Tax and/or Foreign Asset / Account Reporting. Certain foreign asset and/or foreign account reporting requirements and exchange controls may affect the Participant’s ability to purchase or hold shares of Common Stock under the Plan or funds received from participating in the Plan in a brokerage or bank account outside of the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant may also be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant is responsible for complying with any applicable regulations and should consult with his or her personal legal and tax advisors for any details.
Data Privacy. This provision replaces Section 12 (Transfer of Personal Data) of the Agreement:
If the Participant would like to participate in the Plan, the Participant will need to review the information provided in this Agreement and, where applicable, declare consent to the processing and/or transfer of personal data as described below.
a)EEA+ Controller and Representative. If the Participant is based in the European Union (“EU”), the European Economic Area, Switzerland or, if and when the United Kingdom leaves the EU, the United Kingdom (collectively “EEA+”), the Participant should note that the Company, with its address at 350 Mt. Kemble Avenue, Morristown, NJ 07960, United States of America, is the controller responsible for the processing of the Participant’s personal data in connection with the Agreement and the Plan. The Company’s representative in the EU is Avaya Deutschland GmbH, Theodor-Heuss Allee 112, Frankfurt, Germany 60486.
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b)Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant, the Employer or otherwise in connection with this Agreement or the Plan (“Data”), for the purposes of implementing, administering and managing the Plan and allocating the cash payment or shares of Common Stock pursuant to the Plan.

If the Participant is based in the EEA+, the legal basis, where required, for the processing of Data by the Company is the necessity of the data processing for the Company to (i) perform its contractual obligations under this Agreement, (ii) comply with legal obligations established in the EEA+, or (iii) pursue the legitimate interest of complying with legal obligations established outside of the EEA+.

If the Participant is based outside of the EEA+, the legal basis, where required, for the processing of Data by the Company is the Participant’s consent, as further described below.

c)Stock Plan Administration Service Providers. The Company transfers Data to Fidelity Stock Plan Services, LLC, an independent service provider (the "Service Provider"), which is assisting the Company by performing recordkeeping and administration services for the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Service Provider will open an account for the Participant to receive and trade shares of Common Stock acquired under the Plan. The Participant may be asked to agree on separate terms and data processing practices with the Service Provider, with such agreement being a condition to the ability to participate in the Plan.

d)International Data Transfers. In the event the Participant resides, works or is otherwise located outside of the U.S., Data will be transferred from the Participant’s country to the U.S., where the Company and its service providers are based. The Participant understands and acknowledges that the U.S. is not subject to an unlimited adequacy finding by the European Commission and might not provide a level of protection of personal data equivalent to the level of protection in the Participant’s country. As a result, in the absence of a self-certification of the data recipient in the U.S. under the EU/U.S. or Swiss/U.S. Privacy Shield Framework or the implementation of appropriate safeguards such as the Standard
Appendix II - 5

Contractual Clauses adopted by the EU Commission or binding corporate rules approved by the competent EU data protection authority, the processing of personal data might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, data subjects might have no or less enforceable rights regarding the processing of their personal data.

Neither the Company nor the Service Provider is currently self-certified under the EU/U.S. or Swiss/U.S. Privacy Shield Framework but the Company has implemented binding corporate rules, among others, with its subsidiaries in the EEA+. If the Participant is based in the EEA+, Data will be transferred from the EEA+ to the Company based on the binding corporate rules. The Participant may view a copy of such appropriate safeguards at https://www.avaya.com/en/privacy/bcr/. The onward transfer of Data from the Company to the Service Provider or, as the case may be, a different service provider of the Company is based solely on the Participant’s consent, as further described below.

If the Participant is based outside of the EEA+, the Company’s legal basis, where required, for the transfer of Data from the Participant’s country to the Company and from the Company onward to the Service Provider or, as the case may be, a different service provider of the Company is the Participant’s consent, as further described below.
e)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

f)Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) the rectification or amendment of incorrect or incomplete Data, (iii) the deletion of Data, (iv) request restrictions on the processing of Data, (v) object to the processing of Data for legitimate interests, (vi) the portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Data. To receive additional information regarding these rights or to exercise these rights, the Participant can contact the Company's data privacy office at dataprivacy@avaya.com or, for the Participants in the EEA+, view the Company's binding corporate rules at https://www.avaya.com/en/privacy/bcr/.

g)Necessary Disclosure of Personal Data. The Participant understands that providing the Company with Data is necessary for the performance of the Agreement and that the Participant’s refusal to provide Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.
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h)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing any consents referred to herein on a purely voluntary basis. The Participant understands that he or she may withdraw any such consent at any time with future effect for any or no reason. If the Participant does not consent, or if the Participant later seeks to withdraw the Participant’s consent, the Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Awards to the Participant or administer or maintain the Awards. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant should contact the Company's data privacy office at dataprivacy@avaya.com.

Declaration of Consent. If the Participant is based in the EEA+, by accepting the Award and indicating consent via the Company’s online acceptance procedure, the Participant explicitly declares his or her consent to the onward transfer of Data by the Company to the Service Provider or, as the case may be, a different service provider of the Company in the U.S. as described above.

If the Participant is based outside of the EEA+, by accepting the Awards and indicating consent via the Company’s online acceptance procedure, Participant explicitly declares his or her consent to the entirety of the Data processing operations described in this Agreement including, without limitation, the onward transfer of Data by the Company to the Service Provider or, as the case may be, a different service provider of the Company in the U.S.

BELGIUM

Acceptance of Agreement. If the Award is an Option, the Participant should refer to the separate Belgium Option Package for information about the tax impact of the acceptance of the Award and consult his or her personal tax advisor for further information.

CANADA
Method of Exercise and Payment. If this Award is an Option, due to tax considerations in Canada and notwithstanding the provisions of Section 6.4(d) of the Plan, the Participant may not pay the Per Share Exercise Price by having the Company withhold shares of Common Stock issuable upon exercise of the Option or in the form of Common Stock owned by the Participant. The Company reserves the right to allow these forms of payment of the Per Share Exercise Price for legal or administrative reasons.
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Delivery of Shares / Settlement. The Award will be settled by the delivery of shares of Common Stock and not by the delivery of cash or a combination of cash and shares of Common Stock.
Securities Law Notification. The Participant is permitted to sell any shares of Common Stock acquired under the Plan through the Service Provider or other such stock plan service provider as may be selected by the Company in the future, provided the sale of shares takes place outside Canada through facilities of a stock exchange on which the Common Stock is listed. The Common Stock is currently listed on the New York Stock Exchange.
The following provisions will apply to individuals who are residents of Quebec:
Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or directly hereto, be drawn up in English.
Consentement à la Langue Utilisée. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Data Privacy. This provision supplements the above Data Privacy section of this Country Addendum:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and its Subsidiaries (including the Employer) to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and the Employer to record and keep such information in Participant’s employment file.
GERMANY

No country specific terms and conditions.
INDIA

Method of Exercise and Payment. If this Award is an Option, due to exchange control considerations in India and notwithstanding the provisions of Section 6.4(d) of the Plan, the Participant may not pay the Per Share Exercise Price through a procedure whereby the Participant delivers irrevocable instructions to a broker acceptable to the Committee to sell a number of shares of Common Stock with an aggregate value equal to the Per Share Exercise Price and deliver the proceeds of such sale to the Company, unless all of the shares of Common Stock subject to the exercised portion of the Option are sold at such time (i.e., a "sell-to-cover" method of exercise and payment is not permitted but a "sell-all" method of exercise and payment
Appendix II - 8

is permitted). The Company reserves the right to allow this form of payment of the Per Share Exercise Price for legal or administrative reasons.

IRELAND

No country specific terms and conditions.

ITALY

Method of Exercise and Payment. If this Award is an Option, due to regulatory considerations in Italy and notwithstanding the provisions of Section 6.4(d) of the Plan, the Participant must pay the Per Share Exercise Price through a procedure whereby the Participant delivers irrevocable instructions to a broker acceptable to the Committee to sell a number of shares of Common Stock with an aggregate value equal to the Per Share Exercise Price and deliver the proceeds of such sale to the Company, provided that all of the shares of Common Stock subject to the exercised portion of the Option must be sold at such time (i.e., a "sell-all" method of exercise and payment is required). The Company reserves the right to allow other forms of payment of the Per Share Exercise Price for legal or administrative reasons.
Plan Document Acknowledgment. In accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following sections of the Agreement and the Country Addendum: Vesting (for RSUs and PRSUs); Vesting and Exercisability (for Options); Exercise Following Termination (for Options); Securities Representation (for RSUs and PRSUs); Compliance with Laws; Further Assurances; Acceptance of Agreement; Withholding and Responsibility for Taxes; Language; Imposition of Other Requirements; Governing Law; Choice of Venue.

MEXICO

Plan Document Acknowledgment. By accepting the Award, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement, which the Participant has reviewed. The Participant acknowledges further that he or she accepts all the provisions of the Plan and the Agreement. The Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in the Nature of Grant section, which clearly provide as follows: (i) the Participant’s participation in the Plan does not constitute an acquired right; (ii) the Plan and the Participant’s participation in it are offered by the Company on a wholly discretionary basis; (iii) the Participant’s participation in the Plan is voluntary; and (iv) none of the Company or its Subsidiaries (including the Employer) are responsible for any
Appendix II - 9

decrease in the value of any shares of Common Stock (or the amount of any cash payment) that may be acquired under the Plan.

Labor Law Policy and Acknowledgment.  In accepting the Award, the Participant expressly recognizes that Avaya Holdings Corp., with offices at 350 Mt. Kemble Avenue, Morristown, NJ 07960, United States of America, is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan does not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole Employer is a Subsidiary in Mexico (“Avaya-Mexico”).  Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that the Participant may derive from his or her participation in the Plan do not establish any rights between the Participant and Avaya-Mexico, and do not form part of the employment conditions and/or benefits provided by Avaya-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.
The Participant further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.
Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company and its Subsidiaries, branches, representation offices, shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Reconocimiento del Plan. Al aceptar este premio ("Award"), el Participante reconoce que él o ella ha recibido una copia del plan y del Contrato y que lo ha revisado. El Participante reconoce además que acepta todas las disposiciones del Plan y del Contrato. El Participante de igual forma reconoce que acepta los términos y condiciones establecidos en la sección Naturaleza del Otorgamiento ("Nature of Grant"), que estipula claramente lo siguiente: (i) la participación del Participante en el Plan no constituye un derecho adquirido; (ii) la Compañía ofrece el plan y la Participación del Participante en él de manera totalmente discrecional; (iii) la participación del Participante en el Plan es voluntaria; y (iv) ninguna de las Compañías o Subsidiarias (incluido el Patrón) son responsables de cualquier disminución en el valor de las Acciones (o el monto de cualquier pago en efectivo) que pueda adquirirse en virtud del Plan
Política de la Ley Laboral y Reconocimiento.  Al aceptar este Premio ("Award"), el Participante reconoce expresamente que Avaya Holdings Corp., con oficinas ubicadas en 350 Mt. Kemble Avenue, Morristown, New Jersey 07960, U.S.A.., es el único responsable de la administración del Plan y que la participación del Participante en el mismo, el pago del premio o la adquisición de Acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, debido a que la participación de esa persona en el Plan deriva únicamente de una relación comercial y el único Patrón del participante es un Afiliada Mexicana de la Compañía
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(“Avaya-México”).  Derivado de lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que pudieran derivar para el Participante por su participación en el mismo, no establecen ningún derecho entre el Participante e Avaya-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Avaya-México, y cualquier modificación al Plan o la terminación del mismo de ninguna manera podrá ser interpretada como una modificación o desmejora de los términos y condiciones de trabajo del Participante.
Asimismo, el Participante reconoce que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o discontinuar la participación del Participante en cualquier momento, sin ninguna responsabilidad hacia el Participante.
Finalmente el Participante manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra dela Compañía, por cualquier compensación o daños en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia exime amplia y completamente a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, administradores, agentes y representantes legales con respecto a cualquier reclamo que pudiera surgir.
NETHERLANDS

No country specific terms and conditions.

SINGAPORE

Securities Law Notification. The grant of the Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Any shares of Common Stock acquired pursuant to the Award cannot be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such offer or sale is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).

SPAIN

Labor Law Acknowledgement. By accepting the Award, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant the Award under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is limited and entered into
Appendix II - 11

based upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Subsidiary on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, the Participant understands that the Award is granted on the assumption and condition that the Award and any shares of Common Stock acquired pursuant to the Award shall not become part of any employment or service contract (whether with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of the Award, which is gratuitous and discretionary, since the future value of the Award and the underlying shares of Common Stock is unknown and unpredictable.

In addition, the Participant understands that the grant of the Award would not be made but for the assumptions and conditions set forth hereinabove; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the Award and any right to a cash payment or shares of Common Stock shall be null and void.

Further, the Participant understands and agrees that upon Termination of Employment, unless otherwise specifically provided in the Agreement or determined by the Committee or its designee, any unvested portion of the Award will be immediately forfeited and, if the Award is an Option, any vested portion of the Option shall remain exercisable only for the period described in Section 4 of the Agreement and shall be subject to the terms of the Plan and, thereafter, any unexercised portion of the Option will be forfeited.

In particular, the Participant understands and agrees that, unless otherwise expressly provided in the Agreement or determined by the Committee or its designee, the unvested portion of the Award, and any vested portion of an Option that is not exercised within any post-termination exercise period described in the Agreement, will be cancelled without entitlement to any shares of Common Stock or to any amount as indemnification if the Participant terminates employment by reason of, but not limited to, resignation; disciplinary dismissal adjudged to be with cause; disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a "despido improcedente"); individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause; material modification of the terms of employment under Article 41 of the Workers’ Statute; relocation under Article 40 of the Workers’ Statute; Article 50 of the Workers’ Statute; unilateral withdrawal by the Participant's employer; and under Article 10.3 of Royal Decree 1382/1985.

Securities Law Notification. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Award. The Agreement has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Appendix II - 12

SWEDEN

Withholding. This provision supplements the Withholding section of the Agreement (if applicable) and the Responsibility for Taxes section of this Country Addendum:

Without limitation to the Withholding section of the Agreement (if applicable) and the Responsibility for Taxes section of this Country Addendum, by accepting the Award, the Participant authorizes the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to the Participant upon vesting or exercise (as applicable) to satisfy any Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

UNITED ARAB EMIRATES

Securities Law Notification. The Award is being offered only to qualified employees of the Company and its Subsidiaries and is in the nature of providing equity incentives to such employees in the United Arab Emirates. Any documents related to the Plan, including the Plan and the Agreement, are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective acquirers of any securities offered pursuant to the Award should conduct their own due diligence on securities. If the Participant does not understand the contents of the Plan or the Agreement, the Participant should consult an authorized financial adviser.

Appendix II - 13

UNITED KINGDOM ("U.K.")

Withholding. This provision supplements the Withholding section of the Agreement (if applicable) and the Responsibility for Taxes section of this Country Addendum:

Without limitation to the Withholding section of the Agreement (if applicable) and the Responsibility for Taxes section of this Country Addendum, the Participant hereby agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax- Related Items, as and when requested by the Company or the Employer, as applicable, or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax or relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and the Employer, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax or relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is such a director or executive officer of the Company and the U.K. income tax liability arising as a result of participation in the Plan is not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee national insurance contributions due on this additional benefit.
Appendix II - 14